Exhibit 99.1

FOR IMMEDIATE RELEASE Wednesday, January 31, 2007	SYMBOL: LANC TRADED: Nasdaq
LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
     COLUMBUS, Ohio, Jan. 31 —Lancaster Colony Corporation (Nasdaq: LANC) today reported net income for its second fiscal quarter ended December 31, 2006 totaled $17,829,000, or $.56 per diluted share, on a one percent increase in second quarter sales to $316 million versus $313 million last year. Earnings for the quarter included pretax income of approximately $0.7 million (one cent per share after taxes) associated with a distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). Net income in the second quarter a year ago was $30,230,000, or $.89 per share, including pretax CDSOA income totaling approximately $11.4 million (22 cents per share after taxes).
     For the six months ended December 31, 2006, net income totaled $31,610,000 compared to $48,276,000 earned in the corresponding period a year ago. Diluted earnings per share were $.99 compared to $1.42 for the first six months last year. Six-month net sales were $606 million compared to $598 million last year.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, “Specialty foods and candles led our sales improvement, while this year’s smaller CDSOA remittance, markedly higher nonfood material costs and significant strike-related costs at a floor mat facility contributed to our lower net income.” The prior year’s effective tax rate also benefited from greater tax-free income and from being able to deduct the portion of the company’s special dividend paid in December 2005 to the company’s employee stock ownership plan.
     Specialty Foods net sales of $193 million, up two percent over the prior year’s second quarter, were driven by the strength of both foodservice and certain frozen retail products. However, lower consumer purchases of bagged and fresh salad products appeared to result in lower sales of salad dressings and related products throughout the quarter. Segment operating income of $30.8 million declined three percent, as compared to the prior year amount, reflecting lower sales of refrigerated dips and dressings, persistent competitive market pressures on garlic bread products and a less favorable overall sales mix.
     Second quarter Glassware and Candles net sales totaled $71 million, up eight percent from the prior year second quarter as certain seasonal shipments made in this year’s second quarter occurred in the first quarter last year. Higher candle sales, lower energy costs and more efficient glassware
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PAGE 2 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
operations contributed to improved segment operating income of $3.9 million, up 15 percent over the year-ago total. However, segment results remain challenged by the record high cost of paraffin wax.
     Automotive sales totaled $53 million, an eight percent decrease from prior year second quarter sales. As new vehicle production slowed, sales of aluminum truck accessories declined, but this was partially offset by new extruded vinyl floor mat programs. The segment experienced an operating loss of $5.3 million compared to the year-ago quarter’s operating income of $0.7 million, which included a $0.8 million pretax gain on the sale of idle real estate. Out-of-pocket costs associated with a labor stoppage at the Coshocton floor mat facility exceeded $2 million in the quarter. Segment profitability was also adversely affected by significantly increased raw-materials costs, especially for aluminum, and by lower sales of aluminum accessories and rubber floor mats.
     Looking forward, Mr. Gerlach stated, “Our operating results in the second half will likely benefit from higher sales, with aluminum accessories volume expected to increase well above that of the second quarter. New products remain important to all business segments, and our Specialty Foods segment is currently enjoying early acceptance of our new line of hummus by produce departments. Expanding production volume in our new salad dressing facility in Kentucky should help improve overall efficiencies. Third quarter comparative results will reflect the significant costs incurred last year by the extended idling of our Oklahoma glass manufacturing facility, which is not planned to reoccur this year. Conversely, many of our commodity costs are expected to run at or above year-ago levels. The current year’s third quarter will also see further strike-related costs in the Automotive segment, although these are expected to decline from the second quarter’s total.” As of December 31, 2006, the company remained debt free, with over $482 million in shareholders’ equity.
     Mr. Gerlach added, “We continue to review strategic alternatives for each of our nonfood operations, with current emphasis on automotive operations. Our principal financial advisors, Goldman Sachs and Co., remain actively involved in our review, but challenges currently facing the automotive market have extended our evaluation process. Should our review result in the divestiture, closure or other form of restructuring of any operations, we could incur significant charges. We will, of course, provide further clarification as any of these efforts are implemented.”
     The company’s second quarter conference call is scheduled for this morning, January 31, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. The webcast will be archived and available on the company’s website.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future
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developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$316,497	$312,577	$605,532	$598,492
Cost of sales	262,750	252,623	505,453	485,297

Gross margin	53,747	59,954	100,079	113,195
Selling, general & administrative expenses	26,335	25,842	51,296	51,876
Restructuring and impairment charge	26	19	45	43

Operating income	27,386	34,093	48,738	61,276
Interest income and other — net	873	12,639	1,251	14,025

Income before income taxes	28,259	46,732	49,989	75,301
Taxes based on income	10,430	16,502	18,379	27,025

Net income	$17,829	$30,230	$31,610	$48,276

Net income per common share:(a)
Basic and diluted	$.56	$.89	$.99	$1.42

Cash dividends per common share	$.27	$2.26	$.53	$2.51

Weighted average common shares outstanding:
Basic	31,735	33,838	31,827	34,029
Diluted	31,770	33,861	31,853	34,074

(a)	Based on the weighted average number of shares outstanding during each period.

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
NET SALES
Specialty Foods	$192,594	$189,505	$364,881	$359,039
Glassware and Candles	70,581	65,269	125,087	125,544
Automotive	53,322	57,803	115,564	113,909

	$316,497	$312,577	$605,532	$598,492

OPERATING INCOME
Specialty Foods	$30,769	$31,574	$54,951	$57,418
Glassware and Candles	3,923	3,417	3,122	5,620
Automotive	(5,312)	699	(5,843)	1,833
Corporate expenses	(1,994)	(1,597)	(3,492)	(3,595)

	$27,386	$34,093	$48,738	$61,276

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	June 30,
	2006	2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$10,801	$41,815
Receivables — net of allowance for doubtful accounts	119,506	108,987
Inventory	151,147	161,949
Deferred income taxes and other current assets	28,696	26,032

Total current assets	310,150	338,783
Net property, plant and equipment	195,612	187,272
Other assets	101,839	101,966

Total assets	$607,601	$628,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,147	$47,684
Accrued liabilities	51,793	55,816

Total current liabilities	95,940	103,500
Other noncurrent liabilities and deferred income taxes	28,748	30,100
Shareholders’ equity	482,913	494,421

Total liabilities and shareholders’ equity	$607,601	$628,021

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com